Exhibit 10.67

[Letterhead of TRX]

22 September 2005

Sabre Investments, Inc.

3150 Sabre Drive

Southlake, Texas 76092-2129

Dear Sirs,

As you are aware, TRX, Inc. (the “Company”) has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission with respect to the issuance and sale of the Company’s common stock in an underwritten initial public offering (the “Public Offering”). Pursuant to the terms of that certain Senior Secured Convertible Promissory Note Conversion Agreement between Sabre Investments, Inc. (“Sabre”) and the Company dated July 8, 2005 (the “Conversion Agreement”), Sabre has agreed to convert the Senior Secured Convertible Promissory Note issued by the Company to Sabre dated November 16, 2001 (the “Note”) into shares of the Company’s common stock provided that, the offering price to the public of the Company’s common stock in the Public Offering is at least $11.00 and the closing of the Public Offering takes place on or before September 30, 2005 (the “Conditions”).

By signing below, if the initial offering price to the public is at or above $9.00 per share, the Company and Sabre hereby waive the Conditions and agree to proceed with converting the Note pursuant to all other terms of the Conversion Agreement and the First Amendment to Warrant Purchase Agreement dated 22 September 2005.

Sincerely,

/s/ Norwood H. Davis
Norwood H. (“Trip”) Davis President & CEO

Acknowledged and agreed to by : SABRE INVESTMENTS, INC.

By:	/s/ Gary Golden

Name:	Garrett K. Golden

Title:	SVP—Corporate Finance